February 26, 2026 Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(3)
Amendment no. 1 to pricing supplement dated December 30, 2025 to product supplement no. 3-I dated April 13, 2023, underlying supplement no.
23-I dated August 28, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3,
2024
JPMorgan Chase Financial Company LLC
Structured Investments
Notes Linked to the J.P. Morgan Multi-Asset Index due
January 5, 2029
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
The section entitled “Comparable Yield and Projected Payment Schedule” in the pricing supplement dated December 30, 2025 related to the notes referred to above (the “pricing supplement”), is amended, restated and superseded in its entirety by the section entitled “Comparable Yield and Projected Payment Schedule” in Annex A to this amendment.
CUSIP: 48136LU23
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of the pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.
The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
You should read this amendment together with the pricing supplement and the related product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.
Pricing supplement dated December 30, 2025:
http://www.sec.gov/Archives/edgar/data/19617/000121390026000338/ea0271546-01_424b2.htm
Product supplement no. 3-I dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
Underlying supplement no. 23-I dated August 28, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000121390023071317/ea160620_424b2.pdf
Prospectus supplement and prospectus, each dated April 13, 2023:
http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
Prospectus addendum dated June 3, 2024:
http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

A-1 | Structured Investments
Notes Linked to the J.P. Morgan Multi-Asset Index
Annex A
Comparable Yield and Projected Payment Schedule
We have determined that the “comparable yield” is an annual rate of 4.84%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,154.30. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.
Calendar Period
Accrued OID During
Calendar Period (Per
$1,000 Principal
Amount Note)
Total Accrued OID from Original
Issue Date (Per $1,000 Principal
Amount Note) as of End of
Calendar Period
January 5, 2026 through December 31, 2026……………….
$48.30
$48.30
January 1, 2027 through December 31, 2027……………….
$51.35
$99.65
January 1, 2028 through December 31, 2028……………….
$53.87
$153.52
January 1, 2029 through January 5, 2029…………………...
$0.78
$154.30
The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”